Exhibit 99.1

Company Contact:	Investor Relations Contact:
RELM Wireless Corporation	R J Falkner & Company, Inc.
William Kelly, EVP & CFO	R Jerry Falkner, CFA
(321) 984-1414	(800) 377-9893

RELM Wireless Reports 2008 Year-End and Fourth Quarter Results

WEST MELBOURNE, Florida -- March 9, 2009 -- RELM Wireless Corporation (NYSE: Amex - RWC) today announced its financial and operating results for the quarter and year ended December 31, 2008.

For the year ended December 31, 2008, sales totaled approximately $19.2 million, compared with $27.0 million for 2007. Net loss for the year ended December 31, 2008 approximated $1.6 million, or $0.12 per share, compared with net income of $1.8 million, or $0.13 per diluted share, in 2007. Income tax benefit for 2008 approximated $1.3 million, compared with 2007 income tax expense of $1.0 million. The income tax benefit in 2008 and expense in 2007 were largely non-cash items as a result of the Company’s deferred tax assets, which are derived primarily from its net operating loss (NOL) carry-forwards.

Gross profit margin for 2008 narrowed to 47.3% of sales, versus 51.2% of sales in the previous year. Selling, general and administrative expenses totaled $12.1 million (63.2% of sales) in 2008, compared with $11.6 million (42.8% of sales) in 2007.

For the quarter ended December 31, 2008, sales totaled approximately $3.6 million, compared with $4.6 million during the same quarter in 2007. Net loss for the quarter ended December 31, 2008 approximated $0.3 million, or $0.03 per share, compared with a net loss of $0.4 million, or $0.03 per share, in the final quarter of 2007. Tax benefit for the most recent quarter approximated $0.5 million, compared with $0.6 million in the prior-year quarter. The tax benefits in both quarters were primarily non-cash in nature.

Gross profit margin for the fourth quarter 2008 improved to 43.3% of sales, when compared with 37.4% of sales in the quarter ended December 31, 2007. Selling, general and administrative expenses for the quarter totaled $2.4 million (68.3% of sales), versus $2.8 million (61.2% of sales) in the fourth quarter of 2007.

Cash and cash equivalents at December 31, 2008 totaled approximately $5.5 million, compared with $8.5 million at the end of 2007. Shareholders’ equity totaled $26.2 million and the Company had $1.5 million in long-term debt outstanding as of December 31, 2008.

RELM President and Chief Executive Officer David Storey commented, “Clearly, 2008 was a very difficult year for RELM Wireless. Our sales and operating results for both the year and the fourth quarter reflect a general slowdown in purchases of land mobile radio equipment, particularly by government and public safety agencies, which comprise our largest market. This also resulted in lower sales of our P25 digital products. Many agencies in this segment of the market, including most of our embedded base of legacy customers, struggled throughout the year with funding and contract issues. Furthermore, the initial models in our new KNG line of P25 digital radios were introduced later in the year than anticipated, which limited our effectiveness in generating sales to agencies that have not previously been customers. The combination of lower total sales and a less favorable mix of digital and analog product shipments, resulted in lower gross margins when compared with the previous year. Our bottom line results were further impacted by increased new product development expenses related to the new KNG product line.”

“The investment in our new KNG products will, we believe, yield significant benefits in the future,” continued Storey. “During the past year we completed and introduced three new KNG models, two of which address frequencies used by potential customers in markets that we have been unable to target with our legacy products, significantly increasing our addressable market. More new models and capabilities will be added to the KNG line in 2009 and beyond, providing the foundation for a resumption of profitable growth as we expand our share of the land mobile radio market.”

Conference Call and Webcast

The Company will host a conference call and webcast for investors at 9:00 a.m. Eastern Time, Tuesday, March 10, 2009. Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international/local participants dial 412-858-4600) and asking to be connected to the “RELM Wireless Corporation Conference Call” a few minutes before 9:00 a.m. Eastern Time on March 10, 2009. The call will also be webcast at http://www.relm.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet webcast. An online archive of the webcast will be available on the Company’s website for 30 days following the call at http://www.relm.com/investor_information.asp.

A replay of the conference call will be available two hours after the completion of the call, from March 10, 2009 until March 17, 2009, by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 428030.

About APCO Project 25 (P25)

APCO Project 25 (P25), which requires interoperability among compliant equipment regardless of the manufacturer, was established by the Association of Public-Safety Communications Officials and is approved by the U.S. Department of Homeland Security. The shift toward interoperability has gained momentum as a result of significant communications failures during events such as the Oklahoma City bombings, the 9/11 attacks and Hurricane Katrina. RELM was one of the first manufacturers to develop P25-compliant technology.

About RELM Wireless Corporation

For more than 60 years, RELM Wireless Corporation has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications, including disaster recovery. Advances include a broad new line of leading digital two-way radios compliant with APCO Project 25 specifications. RELM’s products are manufactured and distributed worldwide under BK Radio and RELM brand names. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900. The Company’s common stock trades on the NYSE Amex market under the symbol “RWC”.

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995. These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: risks relating to the current financial crisis and adverse economic conditions; reliance on contract manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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(Financial Tables To Follow)

RELM WIRELESS CORPORATION

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	(Unaudited)
	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Sales, net	$3,576	$4,562	$19,175	$26,976

Expenses:
Cost of products	2,028	2,854	10,105	13,154
Selling, general and administrative expenses	2,444	2,791	12,119	11,554
Total expenses	4,472	5,645	22,224	24,708

Operating income (loss)	(896)	(1,083)	(3,049)	2,268

Other income (expense):
Net interest income	10	117	143	598
Other income (expense)	3	2	(6)	(49)

Income (loss) before income tax (expense) benefit	(883)	(964)	(2,912)	2,817

Income tax (expense) benefit	538	552	1,286	(971)

Net income (loss)	$(345)	$(412)	$(1,626)	$1,846

Net income (loss) per share - basic	$(0.03)	$(0.03)	$(0.12)	$0.14

Net income (loss) per share - diluted	$(0.03)	$(0.03)	$(0.12)	$0.13

Weighted average common shares outstanding, basic	13,403	13,395	13,403	13,362
Weighted average common shares outstanding, diluted	13,403	13,395	13,403	14,062

RELM WIRELESS CORPORATION

Condensed Consolidated Balance Sheets

(In Thousands, Except Share Data)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash & cash equivalents	$5,475	$8,452
Trade accounts receivable, net	1,769	1,992
Inventories, net	9,774	8,899
Deferred tax assets, net	1,562	2,545
Prepaid expenses & other current assets	931	1,097
Total current assets	19,511	22,985

Property, plant and equipment, net	1,386	1,338
Deferred tax assets, net	7,638	5,359
Capitalized software, net	1,732	—
Other assets	355	463

Total assets	$30,622	$30,145

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,849	$1,161
Accrued compensation and related taxes	617	687
Accrued warranty expense	302	240
Accrued other expenses and other current liabilities	110	263
Total current liabilities	2,878	2,351

Long-term debt	1,500	—

Commitments and contingencies	—	—

Stockholders' equity:
Preferred stock; $1.00 par value; 1,000,000 authorized shares, none issued or outstanding.	—	—
Common stock; $0.60 par value; 20,000,000 authorized shares, 13,410,871 issued and outstanding shares at December 31, 2008 and 13,395,871 at December 31, 2007, respectively.	8,046	8,037
Additional paid-in capital	24,020	23,953
Accumulated deficit	(5,822)	(4,196)
Total stockholders' equity	26,244	27,794

Total liabilities and stockholders' equity	$30,622	$30,145